Exhibit 99.1

Media General Reports First-Quarter Results

RICHMOND, Va., April 15 /PRNewswire-FirstCall/ — Media General (NYSE: MEG) today reported first-quarter net income of $9.1 million, or 38 cents per diluted share, compared with $7.0 million, or 30 cents per diluted share, in the first quarter of 2003. The 2003 first-quarter included an after-tax gain of 16 cents per diluted share from the sale of the company’s investment in Hoover’s, Inc.

“We were pleased with our first-quarter results, which exceeded our expectations, thanks to a very strong month of March,” said J. Stewart Bryan III, chairman and chief executive. “Relative to last year, our quarterly results reflected strong increases in both Publishing and Broadcast revenues. In the Publishing Division, robust classified revenue growth, including solid improvement in help wanted, drove overall revenue performance for the quarter. In the Broadcast Division, our revenue growth reflected higher political spending, robust growth in automotive advertising, and strong Super Bowl advertising at our 16 CBS affiliates. Improved results from our one-third ownership of SP Newsprint, coupled with lower interest expense, also had a favorable impact on our first-quarter performance,” Bryan said.

“We were very pleased with our revenue growth in March. In Publishing, newspaper classified revenue, especially help wanted, was much stronger than anticipated, particularly in the last two weeks of the month. Publishing also realized higher than expected retail and preprint advertising revenues as a result of early Easter spending. The Broadcast Division enjoyed a late surge of unexpected political advertising from presidential campaign spending and issue advertising, which was especially strong in Florida,” said Bryan.

For the first quarter of 2004, consolidated revenues rose by 6.2 percent to $208.2 million, compared with revenues of $196.1 million in the same period last year. Segment operating profit of $38.9 million increased by 5.9 percent and segment operating cash flow of $50.6 million was up by 15.1 percent.

Publishing Division profits of $26.1 million were $2.5 million, or 10.5 percent, above last year’s first quarter. Total revenues increased 4.1 percent and advertising revenues increased 4.4 percent. If Media General reported print and online publishing revenues on a combined basis, total publishing revenues and newspaper advertising revenues for the first quarter would have been up 4.4 percent and 4.8 percent, respectively, from last year.

Classified revenue increased 7.6 percent overall and was primarily driven by an 11 percent increase at the Richmond Times-Dispatch and a 4.2 percent increase at The Tampa Tribune. Employment linage gains for the quarter were up 13.6 percent in the aggregate for the company’s three metro newspapers, including an increase of 22.6 percent at the Richmond Times-Dispatch, a 13 percent gain at The Tampa Tribune, and a 4 percent decline at the Winston- Salem Journal.

Retail advertising was 1.2 percent lower than last year and reflected continued softness in the department store category. The Tampa Tribune, however, posted a 2.1 percent increase in retail advertising, reflecting higher revenues in the entertainment, healthcare, home improvement and home furnishing categories. Preprint revenue was up 3.8 percent, due both to volume and rate increases. National advertising increased 2.4 percent over the first-quarter of 2003, driven by increases in the Richmond market from strength in telecommunications advertising. Circulation revenue, aided by a rate increase in Richmond and net paid circulation growth in Tampa, increased by 2.9 percent.

Publishing expenses increased only 2.3 percent over the first quarter of 2003, despite a 9.1 percent increase in newsprint expense.

Broadcast Division profits of $14.5 million were up nearly 60 percent for the quarter. Total revenues increased 9.6 percent to $70.3 million and total time sales were up $8.1 million, or 13 percent. Local television time sales increased by 8.7 percent and national rose 9.3 percent. A number of our stations delivered solid gains in the automotive, telecommunications, financial and furniture categories. Political advertising increased dramatically, up $2.6 million from 2003.

“Strong presidential and primary campaign spending in Florida, North and South Carolina, Alabama and Iowa added significantly to our Broadcast results,” Bryan said. “We also were pleased that for the first two months of 2004, our television stations were significantly ahead of the industry for growth in time sales in all sectors. This performance reflects strong local and national sales efforts and firmer market conditions in our region.”

The Television Bureau of Advertising’s monthly survey for February reported that overall for the first two months of 2004, industry time sales increased 7.3 percent, compared to Media General’s 13.9 percent improvement. Industry national time sales rose by 6.8 percent compared to an 18.5 increase by Media General and the industry’s local time sales improved by 7.6 percent, compared to Media General’s 11.2 percent gain.

Broadcast expenses for the first quarter rose modestly by 1.1 percent due primarily to higher payroll costs.

Interactive Media Division revenues were up nearly 41 percent over the prior year, due to a 50 percent increase in classified advertising across the division’s web sites. National advertising also experienced a solid increase while revenue from Boxerjam, a provider of online games and puzzles, nearly tripled. The division reported an operating loss of $1.7 million. Excluding last year’s gain on the sale of its Hoover’s investment, the division’s recurring operations improved by 4.4 percent.

The company’s share of SP Newsprint’s results was a loss of $269,000 compared to a loss of $2.1 million in the prior year’s same quarter. Significantly higher newsprint selling prices and somewhat higher production and sales volume led to this strong improvement.

Interest expense decreased $1.9 million from the first quarter of 2003 primarily due to lower interest rates. Acquisition intangibles amortization was $1.1 million higher than last year due to amortization of network affiliate agreements.

EBITDA (earnings before interest, taxes, depreciation and amortization) in the first quarter of 2004 was $39.7 million, compared with $37.4 million in the 2003 period. Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $19.4 million, compared with $16.5 million in the prior-year period.

Media General continues to provide the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to meet its debt service requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

For the second quarter of 2004, the company expects Publishing Division revenue growth of approximately 5 percent, reflecting continued growth in employment linage, as well as improvement in the retail and national categories. The Broadcast Division expects time sales to be approximately 9 percent higher than last year. The current range of analyst estimates for the second quarter is 85-90 cents per share. At this time, Media General expects to perform at the low end of the range.

Conference Call and Webcast

Media General’s management will discuss first-quarter results during a conference call today at 11 a.m. ET. The call can be accessed via a live webcast through the company’s Web site www.mediageneral.com by choosing the “Live Earnings Conference” link at the top of the home page. To access the conference call, dial 1-800-361-0912 about ten minutes prior to the call. A replay of the conference call will be available from 2 p.m. today until April 22 at midnight at the same Web address or by dialing 1-888-203-1112 or 719-457-0820 and using the passcode 764246. The full text of the prepared remarks will be available on the company’s Web site shortly after the call concludes.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Media General, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ending
	March 28,	March 30,
	2004	2003

Revenues	$208,156	$196,088

Operating costs:
Production	93,096	90,065
Selling, general and administrative	75,267	73,416
Depreciation and amortization	17,268	17,073

Total operating costs	185,631	180,554

Operating income	22,525	15,534

Other income (expense):
Interest expense	(7,971)	(9,868)
Investment loss-
unconsolidated affiliates	(169)	(2,216)
Other, net	59	6,980

Total other expense	(8,081)	(5,104)

Income from continuing operations
before income taxes	14,444	10,430

Income taxes	5,344	3,808

Income from continuing operations	9,100	6,622

Income from discontinued operations
(net of tax)	—	389

Net income	$9,100	$7,011

Net income per common share:
Income from continuing operations	$0.39	$0.28
Income from discontinued operations	—	0.02

Net income	$0.39	$0.30

Net income per common share -
assuming dilution:
Income from continuing operations	$0.38	$0.28
Income from discontinued operations	—	0.02

Net income	$0.38	$0.30

Weighted-average common shares
outstanding:
Basic	23,253	23,039
Diluted	23,660	23,294

Media General, Inc. BUSINESS SEGMENTS

(Unaudited,			Interactive
in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended
March 28, 2004

Consolidated
revenues	$135,648	$70,257	$3,009	$(758)	$208,156

Segment
operating
cash flow	$31,946	$19,896	$(1,284)		$50,558
Allocated
amounts:
Equity in
net income of
unconsolidated
affiliate	100				100
Depreciation and
Amortization	(5,995)	(5,417)	(390)		(11,802)

Segment profit
(loss)	$26,051	$14,479	$(1,674)		38,856

Unallocated amounts:
Interest expense					(7,971)
Investment loss-
SP Newsprint					(269)
Acquisition
intangibles
amortization					(4,109)
Corporate expense					(10,074)
Other					(1,989)

Consolidated
income before
income taxes					$14,444

Quarter Ended
March 30, 2003

Consolidated
Revenues	$130,367	$64,132	$2,137	$(548)	$196,088
Segment
operating
cash flow	$30,421	$14,836	$(1,314)		$43,943
Allocated
amounts:
Equity in
net loss of
unconsolidated
affiliate	(103)				(103)
Gain on sale
of Hoover’s
common stock			5,746		5,746
Depreciation and
Amortization	(6,741)	(5,714)	(437)		(12,892)

Segment
Profit	$23,577	$9,122	$3,995		36,694

Unallocated
amounts:
Interest expense					(9,868)
Investment loss-
SP Newsprint					(2,113)
Acquisition
intangibles
amortization					(3,041)
Corporate expense					(9,550)
Other					(1,692)

Consolidated
income from
continuing
operations
before
income taxes					$10,430

EBITDA, AFTER-TAX CASH FLOW, AND FREE CASH FLOW (Unaudited, in thousands)

	Thirteen Weeks Ending
	March 28,	March 30,
	2004	2003

Income from continuing operations	$9,100	$6,622
Interest	7,971	9,868
Taxes	5,344	3,808
Depreciation and
amortization	17,268	17,073

EBITDA from continuing operations	$39,683	$37,371

Income from continuing operations	$9,100	$6,622
Depreciation and amortization	17,268	17,073

After-tax cash flow	$26,368	$23,695

After-tax cash flow	$26,368	$23,695
Capital expenditures	(6,942)	(7,183)

Free cash flow	$19,426	$16,512

Media General, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 28,	December 28,
	2004	2003

ASSETS

Current assets:
Cash and cash equivalents	$8,083	$10,575
Accounts receivable - net	101,160	113,226
Inventories	7,326	6,171
Other	34,492	32,649

Total current assets	151,061	162,621

Investments in unconsolidated affiliates	89,828	89,994

Other assets	62,140	60,277

Property, plant and equipment – net	428,936	434,088

Excess of cost over fair value of net
identifiable assets of acquired
businesses – net	832,004	832,004
FCC licenses and other intangibles – net	803,662	807,771

Total assets	$2,367,631	$2,386,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,927	$22,210
Accrued expenses and other liabilities	75,019	83,424
Income taxes payable	—	8,769

Total current liabilities	93,946	114,403

Long-term debt	547,455	531,969

Borrowings of consolidated variable
interest entities	95,320	95,320

Deferred income taxes	373,485	362,769

Other liabilities and deferred credits	141,728	174,833

Stockholders’ equity	1,115,697	1,107,461

Total liabilities and
stockholders’ equity	$2,367,631	$2,386,755

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE Thursday, April 15, 2004

Media General Reports March Revenues

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported March 2004 revenues of $68.5 million, a 7.4 percent increase compared with revenues of $63.8 million in March 2003. Publishing revenues increased 6.2 percent, Broadcast revenues rose 8.8 percent, and Interactive Media revenues were up 40.8 percent.

In the Publishing Division, advertising revenue increased by $2.3 million, or 6.7 percent, over the same period last year. March 2004 was an unexpectedly strong month. Retail and preprint revenues included more than expected early Easter advertising. Classified revenues also came in more strongly than anticipated, particularly in the last two weeks of March across all markets, and reflected solid employment revenues.

Classified revenue increased $1.4 million, or 10.4 percent. Primarily driven by employment linage gains, The Richmond Times-Dispatch and The Tampa Tribune both produced higher classified advertising revenues, up 10.7 percent and 9.1 percent, respectively. The Winston-Salem Journal was 1.9 percent above last year. Partially offsetting a 2.4 percent reduction in automotive linage, employment linage at the three metropolitan newspapers was up 6.9 percent over last year. Employment linage at the Richmond Times-Dispatch increased 18 percent, The Tampa Tribune increased 5.7 percent, while the Winston-Salem Journal experienced an 11.9 percent decrease.

Retail revenue rose by 2.3 percent, the first year-over-year increase for this category in 2004, primarily the result of robust advertising in Tampa and Richmond. The Tampa Tribune was up 15 percent over last year, led by the entertainment and financial categories. The Richmond Times-Dispatch was up 6.6 percent due to solid results for building supply and clothing advertising. Department store advertising continued to show softness in both Tampa and Richmond. Preprint revenue increased $470,000, or 7.8 percent. On a combined basis, retail ROP and retail preprints increased from 2003 by $560,000, or 3.5 percent.

National revenue was down slightly from the prior year, due primarily to softness in the Tampa market that was almost entirely offset by gains in the Richmond, Winston-Salem and several community markets. Telecommunications advertising continued to drive the overall revenue performance in the national category. Circulation revenue increased $200,000, or 2.9 percent, principally the result of rate increases at several newspapers, together with circulation gains at Tampa.

If Media General reported print and online publishing revenues on a combined basis, as some peer companies do, total publishing revenues and newspaper advertising revenues for March would have been up 6.5 percent and 7.1 percent, respectively, from last year.

Year-over-year Broadcast gross time sales increased $2.4 million, or 11.4 percent. This higher-than-expected increase was driven by growth in all transactional sales categories, especially political advertising.

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Publishing • Broadcast • Interactive Media

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Local time sales increased $895,000, or 6.7 percent, led by increases in the automotive, telecommunications, furniture and services categories. National time sales increased $765,000, or 10.4 percent, reflecting higher spending in the automotive, telecommunications and financial categories. Political revenues of $904,000 compared with $180,000 in 2003, and included presidential campaign spending and issue advertising in Florida, Alabama and Iowa. More than one-half of the month’s political dollars were provided by the company’s Florida television stations, particularly WFLA in Tampa.

In the Interactive Media Division, a 40.8 percent growth in revenues reflected healthy increases in online classified upsell advertising. March revenues were the highest four-week total since the division’s inception in 2001.

About Media General

Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact
Lou Anne J. Nabhan
(804) 649-6103

Media Contact
Ray Kozakewicz
(804) 649-6748

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Publishing • Broadcast • Interactive Media

MEDIA GENERAL, INC.

Revenues and Page Views

	March			Year-to-Date

	2004	2003	% Change	2004	2003	% Change

Revenues (000)	$68,468	$63,777	7.4%	$208,156	$196,088	6.2%
Publishing	44,325	41,755	6.2%	135,648	130,367	4.1%
Broadcast	23,361	21,472	8.8%	70,257	64,132	9.6%
Interactive Media	1,036	736	40.8%	3,009	2,137	40.8%
Eliminations	(254)	(186)	(36.6)%	(758)	(548)	(38.3)%

Selected Publishing Revenues (000)
By Category
Advertising	$36,156	$33,897	6.7%	$109,801	$105,209	4.4%
Classified	14,978	13,563	10.4%	44,993	41,823	7.6%
Retail	10,497	10,264	2.3%	31,613	31,995	(1.2)%
National	2,194	2,213	(0.9)%	7,498	7,321	2.4%
Preprints	6,546	6,075	7.8%	19,484	18,775	3.8%
Other	1,941	1,782	8.9%	6,213	5,295	17.3%
Circulation	7,053	6,852	2.9%	22,787	22,139	2.9%
By Property
Richmond	10,969	10,212	7.4%	33,386	31,450	6.2%
Tampa	14,218	13,033	9.1%	43,406	42,353	2.5%
Winston-Salem	4,163	4,165	—	12,783	13,063	(2.1)%
Community Newspapers	14,828	14,241	4.1%	45,506	43,154	5.5%

Advertising Revenues (Dailies) (000)
Richmond	$8,398	$7,687	9.2%	$25,112	$23,460	7.0%
Tampa	12,522	11,566	8.3%	38,450	37,638	2.2%
Winston-Salem	3,416	3,377	1.2%	10,323	10,507	(1.8)%
Community Newspapers	10,150	9,657	5.1%	30,623	28,874	6.1%

Broadcast Time Sales (gross) (000)	$23,332	$20,950	11.4%	$69,915	$61,863	13.0%
Local	14,331	13,436	6.7%	42,848	39,408	8.7%
National	8,097	7,334	10.4%	24,075	22,032	9.3%
Political	904	180	—	2,992	423	—

Selected Online Total Page Views
TBO.com	15,269,036	15,180,065	0.6%	43,213,575	43,825,969	(1.4)%
(Tampa, Fla.)
timesdispatch.com	7,081,698	6,765,114	4.7%	19,343,841	20,135,361	(3.9)%
(Richmond, Va.)
JournalNow.com	2,794,335	2,697,132	3.6%	8,153,377	7,836,424	4.0%
(Winston-Salem, N.C.)

Notes:	All data are subject to later adjustment, excludes discontinued operations.

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MEDIA GENERAL, INC.

Daily Newspapers Advertising Linage*

	March			Year-to Date

	2004	2003	% Change	2004	2003	% Change

RICHMOND TIMES-DISPATCH
Retail	35,494	33,265	6.7%	99,152	101,231	(2.1)%
National	8,901	8,663	2.7%	34,503	29,190	18.2%
Classified	76,311	72,107	5.8%	230,461	214,311	7.5%
Total	120,706	114,035	5.8%	364,116	344,732	5.6%

TAMPA TRIBUNE
Retail	46,748	43,018	8.7%	134,987	138,330	(2.4)%
National	11,363	13,433	(15.4)%	39,348	43,781	(10.1)%
Classified	129,838	130,055	(0.2)%	413,006	421,356	(2.0)%
Total	187,949	186,506	0.8%	587,341	603,467	(2.7)%

WINSTON-SALEM JOURNAL
Retail	34,295	34,272	0.1%	109,088	107,239	1.7%
National	8,996	8,222	9.4%	26,338	24,165	9.0%
Classified	56,913	60,703	(6.2)%	179,614	192,307	(6.6)%
Total	100,204	103,197	(2.9)%	315,040	323,711	(2.7)%

COMMUNITY DAILIES
Retail	317,669	318,780	(0.3)%	932,711	960,586	(2.9)%
National	23,245	20,993	10.7%	75,752	70,073	8.1%
Classified	433,620	394,589	9.9%	1,333,975	1,191,922	11.9%
Total	774,534	734,362	5.5%	2,342,438	2,222,581	5.4%

MEDIA GENERAL DAILIES TOTAL
Retail	434,206	429,335	1.1%	1,275,938	1,307,386	(2.4)%
National	52,505	51,311	2.3%	175,941	167,209	5.2%
Classified	696,682	657,454	6.0%	2,157,056	2,019,896	6.8%
Total	1,183,393	1,138,100	4.0%	3,608,935	3,494,491	3.3%

* Advertising is in column inches - full run only.

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